Exhibit 4.3

THE SECURITIES REPRESENTED HEREBY, INCLUDING THE SHARES ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE ISSUER, IS AVAILABLE.

SERIES A WARRANT AGREEMENT
No. ___

YOUNGEVITY INTERNATIONAL, INC.

This Warrant Agreement (this “Agreement”) is dated as of July 31, 2014 (the “Issue Date”) and entered into by and between Youngevity International, Inc., a company organized under the laws of State of Delaware and ________________, (together with its successors and assigns, the “Warrant Holder”).

WHEREAS, on July 31, 2014, the Company and the Warrant Holder entered into that certain Note Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which, the Warrant Holder, together with the other Purchasers agreed to purchase certain Securities of the Company, including the Warrants evidenced by this Agreement;

WHEREAS, all of the terms and conditions of such Purchase Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Warrant, shall have the same meanings as defined in the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:

1. Grant of Warrant.  The Company hereby, upon the terms and subject to the conditions of this Agreement, issues to the Warrant Holder a warrant (the “Warrant”) evidenced by this Agreement to purchase up to [________] shares of Common Stock (the shares of Common Stock issuable to the Warrant Holder hereunder (as such amount may be adjusted pursuant to the terms hereof), the “Warrant Shares”) at an exercise price of $0.23 per share (as such amount may be adjusted pursuant to the terms hereof, the “Exercise Price”).  The Exercise Price and the number of Warrant Shares for which the Warrant are exercisable shall be subject to adjustment as described in Section 6.

2. Term and Termination of Warrant.  The Warrant shall terminate on the fifth (5th) anniversary of the Issue Date (the “Expiration Date”).

3. Exercise of the Warrant.

(a) Exercise and Payment.  The purchase rights represented by the Warrant may be exercised by the Warrant Holder, in whole or in part at any time following the Issue Date during the period prior to the Expiration Date, by the surrender of the Warrant (together with a duly executed notice of exercise in the form attached hereto as Exhibit A (the "Exercise Notice") at the principal office of the Company, and by the payment to the Company, at the option of the Warrant Holder by:

(i) wire transfer of immediately available funds, of an amount equal to (A) the number of shares of Common Stock being purchased upon exercise of the Warrant multiplied by (B) the then current Exercise Price (the “Warrant Price”);

(ii) If at any time after a date which shall be one hundred and eighty (180) days after the Closing Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Warrant Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise, which shall mean an exercise of a Warrant in accordance with the immediately following three sentences. To effect a Cashless Exercise, the holder of a Warrant may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the Current Market Price per share of the Common Stock, as applicable, on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise and the denominator of which is the Current Market Price per share of the Common Stock, as applicable, on the date of exercise.; or

(iii) any combination thereof.

For purposes of this Agreement, “Fair Market Value” of a share as of a particular date shall mean: (A) if the Common Stock is traded on an exchange or the over-the-counter market or otherwise quoted or reported on a national exchange, the average reported closing price for the five (5) trading days prior to the date of determination of fair market value, (B) if conversion or exercise is simultaneous with an underwritten public offering of Common Stock registered under the Act, then the initial public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (C) otherwise that price determined in good faith and in such reasonable manner as prescribed by a majority of the Board.

(b) Intentionally Left Blank.

(c) Warrant Shares.  On or before the first (1st) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or elects a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received such Exercise Notice, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/ Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of shares of Common Stock via DTC, if any. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 3(c) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 12(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to

(d) the nearest whole number. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. Following the exercise in full of this Warrant, the Holder shall deliver this original Warrant certificate to the Company.

(e) Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to issue to the Warrant Holder within five (5) Trading Days of receipt of the Exercise Notice so long as the Warrant Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice, a certificate for the number of shares of Common Stock to which the Warrant Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Warrant Holder’s balance account with DTC for such number of shares of Common Stock to which the Warrant Holder is entitled upon the Warrant Holder’s exercise of this Warrant, then, in addition to all other remedies available to the Warrant Holder, the Company shall pay in cash to the Warrant Holder on each day after such fifth (5th) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Warrant Holder on a timely basis and to which the Warrant Holder is entitled and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Warrant Holder without violating Section 3(a). In addition to the foregoing, if within five (5)Trading Days after the Company’s receipt of an Exercise Notice (whether via facsimile or otherwise) the Company shall fail to issue and deliver a certificate to the Warrant Holder and register such shares of Common Stock on the Company’s share register or credit the Warrant Holder’s balance account with DTC for the number of shares of Common Stock to which the Warrant Holder is entitled upon the Warrant Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Warrant Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrant Holder of shares of Common Stock issuable upon such exercise that the Warrant Holder anticipated receiving from the Company, then the Company shall, within five (5) Trading Days after the Warrant Holder’s request and in the Warrant Holder’s discretion, either (i) pay cash to the Warrant Holder in an amount equal to the Warrant Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) or credit such Warrant Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Warrant Holder a certificate or certificates representing such shares of Common Stock or credit such Warrant Holder’s balance account with DTC and pay cash to the Warrant Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Warrant Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(f) Fractional Warrant Shares.  No fractional Warrant Shares will be issued in connection with any exercise hereunder.  In lieu of such fractional shares, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(g) Ownership Limitation.  Notwithstanding the provisions of this Warrant, in no event shall this Warrant be exercisable to the extent that the issuance of Common Stock upon the exercise hereof, after taking into account the Common Stock then owned by the Warrant Warrant Holder and its affiliates, would result in the beneficial ownership by the Warrant Holder and its affiliates of more than 9.99% of the outstanding Common Stock of the Company.  For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

(h) Legend.  The Warrant Shares to be acquired by the Holder pursuant hereto, may not be sold or transferred unless (A) such shares are sold pursuant to an effective registration statement under the Securities Act, or (B) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions and from an attorney who regularly practices securities law) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (C) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (D) such shares are sold or transferred outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (E) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section 3(g).  Except as otherwise provided in this Warrant (and subject to the removal provisions set forth below), until such time as the Warrant Shares issuable upon exercise of the Warrant have been registered under the Act, otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Warrant Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES AFTER REGISTRATION OR IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

(i) Removal of Legend.  The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if (A) the Company shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Act and the shares are so sold or transferred, or (B) (C) in the case of the Common Stock issuable upon exercise of the Warrant, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.  The Company shall cause its counsel to issue a legal opinion promptly after the effective date of any registration statement under the Act registering the resale of the Common Stock issuable upon exercise of the Warrant if required to effect the removal of the legend hereunder.

4. Stock Fully Paid; Reservation of Warrant Shares.  All of the Warrant Shares issuable upon the exercise of the Warrant will, upon issuance and receipt of the Warrant Price for such Warrant Shares, be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, encumbrances and charges with respect to the issue.

5. Rights of the Warrant Holder.  The Warrant Holder shall have no voting rights as a stockholder or rights to dividends or other distributions with respect to Warrant Shares subject to this Agreement until payment in full of the Warrant Price for Warrant Shares being issued.

6. Adjustment of Exercise Price and Number of Warrant Shares.  The Exercise Price and the number of Warrant Shares purchasable upon any exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 6 if such events occur within the three year period following the Issue Date.

(a) Subdivision or Combination of Stock; Stock Dividend and Stock Conversion.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or a record date for the determination of the holders of capital stock entitled to receive a dividend or other distribution payable in Common Stock or other securities or rights directly or indirectly convertible into or exercisable or exchangeable, or rights that entitle the holders of Common Stock to purchase, Common Stock (hereinafter referred to as “Common Stock Equivalents”), without payment of any consideration by such holders for the additional Common Stock or the Common Stock Equivalents (including the additional Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), (y) the Exercise Price of the Warrant Shares shall be appropriately decreased (but not below the then par value per share of Common Stock), or (z) the number of Warrant Shares shall be increased in proportion to such increase of outstanding Common Stock and shares of Common Stock issuable with respect to Common Stock Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding Common Stock, then, upon the record date of such combination, (A) the Exercise Price shall be appropriately increased, or (B) the number of Warrant Shares shall be decreased in proportion to such decrease in outstanding Common Stock.

(iii) The Company will not modify its certificate of incorporation or effect any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities in a manner that negates or avoids the rights of the Warrant Holder to exercise its rights hereunder, but will at all times assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the Warrant Holder against impairment.

(b) Adjustment Upon Issuance of Shares of Common Stock.  If and whenever on or after the Issue Date, the Company issues or sells, or in accordance with this Section 6 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “Dilutive Issuance Price”) that is less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the “Applicable Exercise Price”) (the foregoing, a “Dilutive Issuance”), then immediately following such Dilutive Issuance, the Applicable Exercise Price then in effect shall be reduced to the Adjusted Price (as hereinafter defined).  For purposes of this Warrant, the term "Adjusted Price" means the price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Section 6(b)(iv) hereof, received by the Company upon such Dilutive Issuance divided by the Exercise Price in effect immediately prior to the Dilutive Issuance, and (B) the denominator of which is the Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  The term “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (i) pursuant to Section 6(b)(iv)(1) hereof, the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) pursuant to Section 6(b)(iv)(2) hereof, the maximum total number of shares of Common Stock issuable upon conversion or exchange of Common Stock Equivalents, as of the date of issuance of such Common Stock Equivalents, if any.  No adjustment to the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.  . For all purposes of the foregoing (including, without limitation, determining the reduced Exercise Price and consideration per share under this Section 2(a)), the following shall be applicable:

(i) Issuance of Options.  If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option is less than the Applicable Exercise Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 6(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Common Stock Equivalents issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii) Issuance of Common Stock Equivalents.  If the Company in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Exercise Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Common Stock Equivalents for such price per share.  For the purposes of this Section 5(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security.  No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents, and if any such issue or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 5(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.  No adjustment pursuant to this Section 5(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the exercise price of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the aggregate consideration received by the Company.  If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Exceptions to Adjustment of Conversion Price.  No adjustment to the Exercise Price will be made (A) upon the issuance of shares of Common Stock or options or warrants to purchase Common Stock to directors, officers, consultants or employees of the Company in their capacity as such pursuant to any stock or option plan duly adopted by the Board of Directors of the Company (an "Approved Stock Plan"), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Warrant Holder or any of the holders of the other Series A Warrants issued pursuant to the Purchase Agreement (the "Other Holders"); (ii) shares of Common Stock issued upon the conversion or exercise of Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Issue Date, provided that the conversion or exercise (as the case may be) of any such Convertible Security is made solely pursuant to the conversion or exercise (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the Issue Date, the conversion or exercise price of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Common Stock Equivalents are (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) (nor is any provision of any such Common Stock Equivalents) amended or waived in any manner (whether by the Company or the holder thereof) to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed or waived (whether by the Company or the holder thereof) in any manner that adversely affects the Warrant Holder or any of the Other Holders; (iii) upon the issuance of the Notes; (iv) upon the issuance of the Note Shares; (v) upon the issuance of Warrant Shares issued pursuant to the Purchase Agreement; (vi) upon the issuance of any warrants to the Placement Agent; and (xi) upon the issuance of shares of Common Stock in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital. Notwithstanding the foregoing, (I) any Common Stock issued or issuable to raise capital for the Company or its Subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (xi) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not constitute Excluded Securities.

(c) Notice of Adjustment.  Promptly after adjustment of the Exercise Price or any increase or decrease in the number of shares purchasable upon the exercise of the Warrant, the Company shall give written notice in accordance with Section 11.  The notice shall be signed by an authorized officer of the Company and shall state the effective date of the adjustment and the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon any exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d) Other Notices.  In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities (including, without limitation, pursuant to a split or subdivision of the outstanding shares of capital stock); (ii) to effect any reclassification or recapitalization of its capital stock outstanding involving a change in the capital stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the Warrant Holder notice of such transaction:

(A) at least five (5) business days’ prior written notice in accordance with Section 11 of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holder of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in (c)(ii) and (c)(iii) above; and

(B) in the case of the matters referred to in (c)(ii) and (c)(iii) above, written notice of such impending transaction not later than ten (10) business days’ prior to any shareholders’ meeting called to approve such transaction, or ten (10) business days’ prior to the closing of such transaction, whichever is earlier, and shall also notify the Warrant Holder in writing in accordance with Section 11 of the final approval of such transaction by the stockholders of the Company (if such approval is required).  The first of such notices shall describe the terms and conditions of the impending transaction that are material to a holder of Common Stock (as determined by the Board of Directors of the Company (the “Board”) in good faith) and specify the date on which a holder of Common Stock shall be entitled to exchange his, her or its Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holder prompt notice of any changes in such terms or conditions that are material to a holder of Common Stock (as determined by the Board in good faith).  The Company acknowledges that any record date must be set at a date that would permit the Warrant Holder effectively to exercise its rights hereunder.

(e) Changes in Stock.  In case at any time prior to the Expiration Date, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of its capital stock) in which the previously outstanding shares of Common Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or the Company shall make a distribution on its shares of Common Stock, other than regular cash dividends on its outstanding stock, or any combination of any of the foregoing (each such transaction being herein called the “Transaction” and the date of consummation of the Transaction being herein called the “Consummation Date”), then as a condition of the consummation of such Transaction, lawful and adequate provisions shall be made so that the Warrant Holder, upon the exercise hereof at any time on or after the Consummation Date and prior to the Expiration Date, shall be entitled to receive, and this Agreement shall thereafter represent the right to receive, in lieu of the Warrant Shares issuable upon such exercise prior to the Consummation Date, the highest amount of securities or other property to which the Warrant Holder would actually have been entitled as a stockholder upon the consummation of the Transaction if the Warrant Holder had exercised the Warrant immediately prior thereto.  The provisions of this Section 6(d) shall similarly apply to successive Transactions.

7. Taxes.  The Warrant Holder acknowledges that upon exercise of the Warrant the Warrant Holder may be deemed to have taxable income in respect of the Warrant and/or the Warrant Shares.  The Warrant Holder acknowledges that any income or other taxes due from it with respect to the Warrant or the Warrant Shares issuable pursuant to the Warrant shall be the Warrant Holder’s responsibility.

8. Reservation of Warrant Shares. From and after the Issue Date, the Company shall at all times reserve and keep available for issue upon exercise of this Warrant 110% of the number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

9. Representations and Warranties.

(a) Representations and Warranties by the Company.  The representations and warranties of the Company set forth in Section 2.1 of the Purchase Agreement are true and correct as of the Issue Date.

(b) Representations and Warranties by the Warrant Holder.  The representations and warranties of the Warrant Holder set forth in Section 2.2 of the Purchase Agreement are true and correct as of the Issue Date.

10. Registration Rights. The Company acknowledges that the Warrant Shares are subject to the Registration Rights Agreement.

11. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

12. Reissuance Of Warrants.

       (a) Transfer of Warrant.  If this Warrant is to be transferred, the Warrant Holder shall surrender this Warrant to the Company and an opinion of counsel from an attorney regularly engaged in the practice of securities law, whereupon the Company will forthwith issue and deliver upon the order of the Warrant Holder a new Warrant (in accordance with Section 12(d)), registered as the Warrant Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Warrant Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Warrant Holder representing the right to purchase the number of Warrant Shares not being transferred.

       (b) Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification and payment of any required bond undertaking by the Warrant Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Warrant Holder a new Warrant (in accordance with Section 12(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

       (c) Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 12(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Warrant Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

       (d) Issuance of New Warrants  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 12(a) or Section 12(c), the Warrant Shares designated by the Warrant Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

14. Amendment And Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Warrant Holder.

15. Dispute Resolution.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares issuable pursuant hereto, the Company shall promptly issue to the Warrant Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with this Section 15.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares issuable pursuant hereto, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Warrant Holder.  If the Warrant Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Warrant Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Warrant Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Warrant Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The party whose calculation is furthest from the investment bank’s or accountant’s determination or calculation, as the case may be, shall be obligated to pay the fees and expenses of such investment bank or accountant

16. Remedies, Other Obligations, Breaches And Injunctive Relief.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Warrant Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Warrant Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Warrant Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 6 hereof).

17. Transfer.   This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

18. Severability. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

19. Certain Definitions.  For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. (formerly Pink Sheets LLC).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c) "Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Common Stock Equivalents.

(d) “Principal Market” means OTCQX US Exchange.

(e) “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

20. Assignability.  Notwithstanding anything contained herein to the contrary, subject to the transfer and securities law restrictions set forth in this Agreement, the Warrant Holder may assign, convey or transfer, in whole or in part, its rights under this Agreement and provide written notice to Company of any such assignment, conveyance or transfer.  Upon any transfer, assignment, pledge, hypothecation or other disposition of the Warrant or of any rights granted hereunder in accordance with the terms of this Section 12, the Company shall if necessary issue or re-issue warrant agreements reflecting the appropriate rights and entitlements of the Warrant Holder and any transferee, assignee or pledgee after giving effect to such transfer, assignment or pledge.

[signatures on following page]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the day and year first above written.

COMPANY:

YOUNGEVITY INTERNATIONAL, INC.

By:___________________________
Name: Steven Wallach
Title: Chairman and CEO

WARRANT HOLDER:

By:___________________________
Name:
Title:

[Signature Page – Warrant Agreement]

EXHIBIT A

NOTICE OF EXERCISE

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of Youngevity International, Inc, a Delaware corporation (the “Company”), evidenced by the attached Series A Warrant No. ___ (the “Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Form of Exercise Price.  The Warrant Holder intends that payment of the Exercise Price shall be made as:

____________	a “Cash Exercise” with respect to _________________ Warrant Shares; or

____________	a “Cashless Exercise” with respect to _______________ Warrant Shares.

2.  Payment of Exercise Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares.  The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

   Name of Registered Holder

By:
Name:
Title: